UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2007

(Exact name of registrant as specified in its charter)

Kentucky	0-1469	61-0156015
(State of incorporation)	(Commission file number)	(IRS Employer Identification No.)

700 Central Avenue, Louisville, Kentucky 40208

(Address of principal executive offices)

(Zip Code)

(502) 636-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (18 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 4, 2007, the Churchill Downs Incorporated (the “Company”) announced the employment of Mr. William E. Mudd, age 36, as the Company’s Executive Vice President and Chief Financial Officer, pursuant to an employment agreement effective October 15, 2007 (the “Effective Date”).  A copy of the press release announcing the employment of Mr. Mudd is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Mudd joins the Company from General Electric (“GE”), where he has been employed since 1992.  During his progression into roles of increased responsibility within GE, Mr. Mudd held the position of Manager, Global Financial Planning & Analysis and Business Development from 2002 until his 2004 promotion to Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary.  In 2006, Mr. Mudd was appointed Chief Financial Officer, Global Commercial & Americas P&L, GE Infrastructure, Water & Process Technologies.  Mr. Mudd obtained his BS, Mathematics and Actuarial Science, at Bellarmine University and completed his Masters in Business Administration and Management at Webster University.

Pursuant to Mr. Mudd’s employment agreement, Mr. Mudd will receive a base salary of $290,000 and a cash signing bonus of $100,000 that will be repaid on a daily calendar pro-rated basis in the event Mr. Mudd terminates employment within twelve months of the Effective Date.  Additionally, Mr. Mudd will receive a grant of 2,500 shares of restricted stock which will vest in three years and  options to purchase 4,500 shares of the Company’s common stock which will vest ratably over three years.  Mr. Mudd will be entitled to participate in the Company’s long term incentive plan, with a target award of 60% of his base salary for 2008.  Under the employment agreement, Mr. Mudd is also entitled to a $900 per month automobile allowance, club dues, relocation expenses, and participation in all other plans and programs offered to the Company’s employees and executives, including without limitation the Company’s employee stock purchase plan, deferred compensation plan,  401(k) retirement plan, and disability and group life insurance plans.

If Mr. Mudd’s employment is terminated by the Company without “cause” or by Mr. Mudd for “good reason”, as each such term is defined in the employment agreement, then, among other things, Mr. Mudd is entitled to the following benefits: (i) a severance benefit in accordance with the Company’s executive severance policy, provided that if such termination occurs within eighteen months of the Effective Date, the severance benefit will equal twenty-four months of base salary; (ii) pro rata annual bonus based at a minimum on his target bonuses under the Company’s incentive compensation plan; (iii) the balance of any long-term or annual cash incentive awards, if any, earned but not yet paid; (iv) continuation of employee benefits for six months from the date of termination; and (v) elimination of any vesting or restriction period on any options or shares of restricted stock issued to him as part of his hiring grant.

If the Company terminates Mr. Mudd without “cause” or Mr. Mudd terminates his employment for “good reason” and, in either case the termination benefits paid to Mr. Mudd are determined to constitute a parachute payment under Section 280G(b)(2) of the Internal Revenue Code, Mr. Mudd will be entitled to receive an additional tax gross-up payment from the Company in an amount which, after imposition of all federal, state and local income and excise taxes, is equal to the excise tax on all such payments received by Mr. Mudd.

Under the employment agreement, Mr. Mudd is prohibited from competing with the Company in any manner which would subject Company trade secrets or confidential information to disclosure and/or misuse, disclosing any confidential or proprietary Company information, soliciting its employees or ex-employees, soliciting the Company’s customers for the purpose of selling them products or services that compete with those of the Company, or soliciting Company sponsors, media rights holders or any other entity that pays the Company money for use of its assets.

The summary of the material terms of the employment agreement set forth above is qualified by reference to the provisions of the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Michael Anderson, who has served as the Interim Chief Financial Officer since February 7, 2007, will remain with the Company as Vice President, Corporate Finance and Treasurer.

Item 8.01. Other Events.

On October 4, 2007, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                           Employment Agreement between Churchill Downs Incorporated and William E. Mudd.

10.2                           Relocation Agreement between Churchill Downs Incorporated and William E. Mudd.

99.1         Press Release issued by Churchill Downs Incorporated, dated October 4, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHURCHILL DOWNS INCORPORATED

October 5, 2007	/s/ Robert L. Evans
Robert L. Evans
President & Chief Executive Officer